BAIRD FUNDS, INC.

                               MULTIPLE CLASS PLAN

         This Multiple Class Plan ("Plan") is adopted by BAIRD FUNDS, INC. (the "Corporation"), a Wisconsin Corporation with respect to the classes of shares ("Classes") of the portfolio of the Corporation (the "Funds") set forth on Exhibit A hereto.

1. PURPOSE

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), as amended (the "Rule"), so as to allow the Corporation to issue more than one Class of shares of the Funds in reliance on the Rule and to make payments as contemplated herein.

2. SEPARATE ARRANGEMENTS/CLASS DIFFERENCES

     A) DESIGNATION OF CLASSES: The Funds set forth on Exhibit A each offer two Classes of shares: Institutional Class and Investor Class.

     B) SALES LOAD AND EXPENSES: The Funds' Investor Class is subject to a Rule 12b-1 fee. The Funds' Institutional Class is not subject to a Rule 12b-1 fee.

     C) DISTRIBUTION OF SHARES: Institutional Class Shares are offered primarily to trusts, fiduciaries and individuals who purchase shares directly through the Fund. Investor Class Shares are sold primarily to individuals who purchase shares directly through broker-dealers. Automatic investment plans, systematic withdrawal plans and purchases at net asset value as they relate to Institutional Class Shares and Investor Class Shares, respectively, are as described in a Fund's current prospectus.

     D) MINIMUM INVESTMENT AMOUNTS: The minimum initial investment for Institutional Class Shares is $250,000 for the Funds, except the Baird Horizon Growth Fund, which has a minimum initial investment of $100,000. There is no minimum investment for subsequent purchases of Institutional Class Shares. The minimum initial investment amount for Institutional Class Shares is waived for all employees, directors and officers of Robert W. Baird & Co. Incorporated ("the Advisor") and members of their families (including parents, grandparents, siblings, spouses, children and in-laws of such employees, directors and officers). For Investor Class Shares of the Funds, the minimum investment is $1,000 for IRAs and $2,500 for all other accounts. There is a minimum investment for subsequent purchases of Investor Class Shares of $500 for all accounts, except the Baird Horizon Growth Fund, which has a minimum investment of $250 for subsequent shares of Investor Class Shares.

     E) VOTING RIGHTS: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Corporation will vote together as a single class; provided, however, that (a) as to any matter with respect to which a separate vote of one or more series or classes thereof is permitted or required by the 1940 Act or the provisions of the instrument establishing and designating the series of Class, such requirements as to a separate vote by such series or Class thereof shall apply in lieu of all shares of all series and Classes thereof voting together; and (b) as to any matter which affects only the interests of one or more particular series or Classes thereof, only the shareholders of the one or more affected series or Classes shall be entitled to vote, and each such series or Class shall vote as a separate series or Class.

3. EXPENSE ALLOCATIONS

         Each Class of shares will represent interests in the same portfolio of investments of the Funds, and be identical in all respects to each other Class, except as set forth below. The only differences among the various Classes of shares of the Funds will relate solely to: (a) different distribution fee payments associated with the Rule 12b-1 Plan for Investor Shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such 12b-1 Plan or any amendment thereto), which will be borne solely by shareholders of such Class; (b) different service fees; (c) different shareholder servicing fees; (d) different Class expenses, which will be limited to the following expenses determined by the Corporation's Board of Directors to be attributable to a specific Class of shares: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholder of a specific Class; (ii) Securities and Exchange Commission registration fees incurred by a specific Class; (iii) litigation or other legal expenses relating to a specific Class; and (iv) accounting expenses relating to a specific Class; (e) the voting rights related to the Rule 12b-1 Plan for Investor Class shares; (f) exchange privileges; and (g) Class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one Class of shares of the Fund shall be so applied upon approval by a majority vote of (i) the Corporation's Board of Directors and (ii) the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the Corporation's Plan.

4. DIVIDENDS

         For income tax purposes, all dividends paid by the Funds and distributions of net realized short-term capital gains, if any, are taxable as ordinary income whether reinvested or received in cash unless you are exempt from taxation or entitled to a tax deferral. Distributions paid by a Fund from net realized long-term capital gains, if any, whether received in cash or reinvested in additional shares, are taxable as a capital gain. The capital gain holding period is determined by the length of time the Fund has held the security and not the length of time you have held shares in the Fund. Investors are informed at least annually as to the amount and nature of all dividends and capital gains paid during the prior year. The Funds intend to pay dividends and distribute capital gains, if any, at least annually.

5. EFFECTIVENESS

         This Plan shall become effective with respect to each Class to the extent required by the Rule, after approval by a majority vote of: (i) the Corporation's Board of Directors and (ii) the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the Corporation's Plan.

6. AMENDMENTS

         All material amendments to this Plan must be approved by a majority vote of: (i) the Corporation's Board of Directors and (ii) the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct financial interest in the operation of the Corporation's Plan.

                                    EXHIBIT A
                                     to the
                               Multiple Class Plan
                                       of
                                BAIRD FUNDS, INC.

         FUND                                                      CLASSES

1.       Baird Horizon Growth Fund                        Institutional Shares
                                                          Investor Shares

2.       Baird Intermediate Bond Fund                     Institutional Shares
                                                          Investor Shares

3.       Baird Core Bond Fund                             Institutional Shares
                                                          Investor Shares

4.       Baird Aggregate Bond Fund                        Institutional Shares
                                                          Investor Shares

5.       Baird Short-Term Bond Fund                       Institutional Shares
                                                          Investor Shares

6.       Baird Intermediate Municipal Bond Fund           Institutional Shares
                                                          Investor Shares